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                              KENMAR GLOBAL TRUST

                          UNAUDITED ACCOUNT STATEMENT
                      FOR THE MONTH ENDING APRIL 30, 2000


                           STATEMENT OF INCOME (LOSS)
                           -------------------------

TRADING INCOME (LOSS)
Realized Trading Gain/(Loss)                                     ($156,277.87)
Change in Unrealized Gain/(Loss)                                   $38,112.94
Gain/(Loss) on Other Investment                                    ($3,398.24)
Brokerage Commission                                             ($197,805.39)
                                                                 ------------
Total Trading Income                                             ($319,368.56)


EXPENSES
Audit Fees                                                               0.00
Administrative and Legal Fees                                       $9,991.15
Management Fees                                                         $0.00
Incentive Fees                                                      $2,452.58
Other Expenses                                                           0.00
                                                                 ------------
Total Expenses                                                     $12,443.73

Interest Income                                                    $91,106.88

NET INCOME (LOSS) FROM THE PERIOD                                ($240,705.41)
                                                                 ============

                 STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)


Beginning of Month            $21,578,769.43
Addition                         $500,000.00
Withdrawal                      ($782,857.45)
Net Income/(Loss)               ($240,705.41)
                              --------------
Month End                     $21,055,206.57

Month End NAV Per Unit                $95.90

Monthly Rate of Return                 -1.12%
Year to Date Rate of Return            -3.70%

         To the best of our knowledge and belief, the information above is accurate and complete:
Kenneth A. Shewer, Chairman                           Marc S. Goodman, President

                   Kenmar Advisory Corp., General Partner of
                              Kenmar Global Trust

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ALLOCATION OF
ASSETS TO ADVISORS

              MAY 1      APR 1
              2000       2000
              -----      -----
Beacon
                5%         4%
Bridgewater
               34%        33%
Grinham
               24%        25%
Sunrise
               17%        18%
Transtrend
               20%        20%

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KENMAR GLOBAL TRUST
APRIL 2000 SUMMARY

May 10, 2000

Performance was down slightly for Kenmar Global Trust ("KGT") in April as the newly restructured KGT portfolio navigated through turbulent markets. There were no out-sized gains or losses during the month. KGT closed the period down 1.1% as unprofitable positions in currencies, global interest rates, global stock indices. energies and gains offset gains in tropicals, metals and meats. The Net Asset Value per Unit of KGT was $95.90 as of April 30, 2000.

Since its restructuring early this year, the KGT portfolio continues to manifest relatively low volatility amid increasingly risky markets. While we hope for a reduction in the general level of turbulence, particulary in the financial markets, we believe there is some solace to be had in KGT's ability to contain the potential damage that participation in volatile markets can bring about. Today, the KGT portfolio encompasses an even broader range of trading strategies, including a greater balance of short-term traders--a strategic shift which reflects the paucity of long term trends amid the turbulence of 1999 and early 2000.

MARKET OVERVIEW

April was an extremely volatile month for global equity markets, led by the sharp gyrations of U.S. markets. The technology-laden Nasdaq composite index lost and also gained more than 5% of its value seven times, including a 9.6% drop on April 14. Contributing to the volatility was irrefutable evidence of inflationary pressures in the U.S. including the largest single-month gain in the Consumer Price Index since early 1995. Fears of rising U.S. inflation pushed the prices of fixed-income securities lower. Overseas, the euro fought a losing battle, at least for now, as the booming U.S. economy drove the dollar higher in world markets. The euro closed at its lowest level yet against the dollar, even as euro-zone economies showed evidence of improvement. Elsewhere, following the release of an optimistic Japanese business survey, the Bank of Japan conducted a massive intervention in foreign exchange markets, selling an estimated $10 billion of yen in an effort to keep the currency from rising too fast against its major counterparts. The dollar gained over 5% against the yen.

FUND PERFORMANCE

Currencies proved the most challenging for KGT, particularly in euro and Swiss franc positions, as both currencies succumbed to the strengthening U.S. dollar, Gains in the Australian dollar and British pound were offset by unprofitable




        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

KENMAR GLOBAL TRUST
APRIL 2000 SUMMARY


positions in the euro, Swiss franc, and Canadian dollar. Meanwhile, gains in European stock indices were offset by declines in Pacific Rim and U.S. stock indices. On the positive side, KGT realized profits in tropicals, particularly in sugar as prices reached a three-month high on a bright supply and demand outlook. Coffee positions also generated profits for KGT; the tropical commodity staged a strong rally early in the month on news that 11 exporting countries had agreed to withhold supply from the market starting June 1.

To the best of my knowledge and belief, the above information is accurate and complete.

Sincerely,



Robert L. Cruikshank
Executive Vice President
Kenmar Advisory Corp., as Managing Owner
Kenmar Global Trust






        PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS